Exhibit 23.1

31 March 2010

Gushan Environmental Energy Limited c/o Unit 908, China Merchants Tower 168-200 Connaught Road Central Sheung Wan, Hong Kong SAR	DIRECT LINE:	852 2842 9530
	E-MAIL:	Richard.Hall@conyersdillandpearman.com
	OUR REF:	M#872852/D#322292
YOUR REF:

Dear Sirs,

Form 20-F filing of Gushan Environmental Energy Limited

We understand that Gushan Environmental Energy Limited (the “Company”) plans to file an annual report on Form 20-F for the fiscal year ended 31 December 2009 (the “Annual Report”) with the U.S. Securities and Exchange Commission (the “Commission”). We hereby consent to the reference to our firm under the caption “Taxation” in the Annual Report and to the filing of this letter as an exhibit to the Annual Report.

In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Securities Act”) or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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